                                                           Exhibit 23.01


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of our reports dated February 17, 1998 (March 12, 1998 as to Note 6) relating to the statements of financial condition of Dean Witter Spectrum Balanced L.P., Dean Witter Spectrum Strategic L.P., Dean Witter Spectrum Technical L.P. and Dean Witter Select Futures Fund L.P. as of December 31, 1997 and 1996 and the related statements of operations, changes in partner's capital, and cash flows for each of the three years in the period ended December 31, 1997 and our report dated January 12, 1998 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 1997 and December 31, 1996 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


New York, New York
May 7, 1998